Exhibit (a)(1)(M)

FORM OF E-MAIL COMMUNICATION REGARDING NEW GRANT

TO:

FROM:	Alyssa Friedrich, Vice President, Human Resources

SUBJECT:	Computershare Information Regarding Repricing Awards

DATE:

For everyone that participated in the exchange offer to have your stock options repriced, the new exercise prices have been updated in Computershare.  The new exercise price is $       .

In order to accept the repriced awards, you MUST log on to Computershare’s system and accept them online.

Award Recipients with an Existing Portfolio:

Please use the following directions to guide you through the grant acceptance process:

1.               Log on to the Computershare website at
https://www-us.computershare.com/Employee/Login/SelectCompany.aspx?bhjs=1&fla=1.

2.               Enter Company Code UTHR and click the arrow key or press Enter on your keyboard.

3.               Enter your SSN in the Login ID field.

4.               Enter your PIN.  (If you have forgotten your PIN, you will need to call Computershare to have it reset.)

5.               Once logged in, along the left-hand side of the screen in the purple section, click on “Portfolio Summary”.

6.               Look for “UTC Share Tracking Plan/Common Stock” and click on “Details”.

7.               Click on “Accept/Revoke”.

8.               Click “Next”.

9.               Click on “Agree” and enter your login/username and PIN for system verification.

Once you have gone through these steps, your grant will be considered accepted. As always, if you have any questions please contact any member of the Human Resources Team.

Alyssa Friedrich
Vice President, Human Resources &
Community Relations
United Therapeutics Corporation
p: 240.821.1730
f:  301.608.2643